Exhibit 24

LIMITED POWER OF ATTORNEY

CURO Group Holdings Corp.

The undersigned, in his or her capacity as a director or officer, or both, of CURO Group Holdings Corp., does hereby appoint Doug Clark, Rebecca Fox and Tashia Rivard, or any one or more of them, his or her attorneys or attorney, with full power of substitution, to execute in his or her name any CURO Group Holdings Corp. Section 16 Report and the Annual Report of CURO Group Holdings Corp. on Form 10-K for its fiscal year ended December 31, 2022, and any amendments to that report, and to file it with the Securities and Exchange Commission. Each attorney shall have power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, every act to be done in the premises as fully and to all intents and purposes as the undersigned could do in person, and the undersigned hereby ratifies and approves the acts of such attorneys.

Executed the dates set forth below.

/s/ Chad Faulkner	/s/ Andrew Frawley
Chad Faulkner	Andrew Frawley
January 31, 2023	February 20, 2023

/s/ David Kirchheimer	/s/ Chris Masto
David Kirchheimer	Chris Masto
February 3, 2023	February 6, 2023

/s/ Mike McKnight	/s/ Gillian Van Schaick
Mike McKnight	Gillian Van Schaick
February 5, 2023	February 6, 2023

/s/ Issac Vaughn
Issac Vaughn
February 10, 2023